BRT APARTMENTS CORP. REPORTS
FOR QUARTER ENDED DECEMBER 31, 2018

Grew Rental Revenue 10.6% for the Quarter Ended December 31, 2018

Great Neck, New York – February 7, 2019 - BRT APARTMENTS CORP. (NYSE:BRT), a growing multi-family real estate investment trust with properties located primarily in the Southeast United States and Texas today announced operating results for the three months ended December 31, 2018.

Jeffrey A. Gould, President and Chief Executive Officer, stated: “During the quarter, BRT acquired a 266-unit value-add opportunity in the growing South Carolina market and completed two opportunistic asset sales generating annual internal rates of return for BRT ranging from 15.9 percent to 20.0 percent. Management remains focused on growing the Company in markets with strong underlying fundamentals complemented by diverse and growing local economies. We remain selective in our deployment of capital and our acquisition process to ensure that the Company is well-positioned for the long-term.”

Financial Results:

Net income attributable to common stockholders was $8.1 million, or $0.51 per diluted share, for the current three months, compared to net income of $6.4 million, or $0.45 per diluted share, for the three months ended December 31, 2017. The quarters ended December 31, 2018 and 2017 include $0.72 and $0.70, respectively, of net income per fully diluted share from gains on property sales, after giving effect to $0.50 and $0.18, per fully diluted share, respectively, of non-controlling interests. The current quarter also includes $0.08 of net income per fully diluted share from gain on insurance recoveries, after giving effect to $0.02 per fully diluted share of non-controlling interests.

Funds from Operations[1], or FFO, for the current quarter grew 25.0% to $0.25 per fully diluted share, from $0.20 per fully diluted share in the three months ended December 31, 2017. FFO for the current quarter was $4.2 million compared to $3.0 million in the corresponding period of the prior year. FFO for the current quarter includes gain on insurance recoveries of $1.2 million, or $.08 per fully diluted share, after giving effect to $352,000, or $0.02 per fully diluted share, respectively, of non-controlling interests. There was no corresponding gain in the 2017 quarter. Adjusted Funds from Operations, or AFFO, for the current quarter was $0.22 per fully diluted share, compared to $0.26 per fully diluted share in the corresponding prior year period. AFFO for the current quarter was $3.6 million compared to $3.8 million in the corresponding 2017 quarter.

Diluted per share net income, FFO and AFFO were impacted during the quarter ended December 31, 2018 by the approximate 1.7 million increase in the weighted average number of shares of common stock since October 1, 2017 due primarily to stock issuances pursuant to the Company’s at-the-market offering program.

Operating Results:

As of February 7, 2019, BRT owns 35 multi-family properties with 9,696 units (including 402 units at a property under development), and interests in three unconsolidated multi-family joint ventures with 687 units (including 339 units in lease-up).

During the current quarter, weighted average total occupancy at same store properties was approximately 93.0%, compared to approximately 93.7% during the corresponding 2017 quarter. Weighted average rental rate per occupied unit at same store properties during the current quarter was $1,005 per month compared to $973 per month during the corresponding 2017 quarter. Same store properties include all our consolidated properties acquired before October 1, 2017, other than those in lease-up or development, and a Katy, Texas property that was damaged by Hurricane Harvey.

Rental and other revenues from real estate properties for the current three months increased 10.6% to $31.2 million from $28.2 million for the quarter ended December 31, 2017 due primarily to the net impact of acquisitions and dispositions since October 1, 2017.

Total expenses for the quarter ended December 31, 2018 increased to $36.8 million from $32.3 million for the quarter ended December 31, 2017 due primarily to the net impact of acquisitions and dispositions since October 1, 2017.

Portfolio Activity:

During the current quarter, BRT acquired a multi-family property with 266 units for a purchase price of $37.8 million, including $26.4 million of mortgage debt. BRT also sold two properties for an aggregate sales price of $92.9 million and its share of the gain, net of non-controlling interests of $8.0 million, was $11.5 million.

Balance Sheet:

At December 31, 2018, BRT had $32.4 million of cash and cash equivalents, total assets of $1.1 billion, total debt of $808.9 million, and total stockholders’ equity of $198.8 million. At February 1, 2019, BRT had $29.3 million of cash and cash equivalents.

Change in Fiscal Year:

On February 7, 2019, the Board of Directors of the Company authorized a change in the Company’s fiscal year end from September 30 to December 31. The change is intended to better align the Company’s fiscal year with the fiscal year of other multi-family REITs. As a result of the change in fiscal year, the Company’s 2019 fiscal year began on January 1, 2019 and will end on December 31, 2019 and the next periodic report to be filed by the Company will be a Quarterly Report on Form 10-Q for the period ending March 31, 2019, which will be filed in May 2019.

Supplemental Financial Information:

In an effort to enhance its financial disclosures to investors, BRT has posted a supplemental financial information report which can be accessed on the Company’s website at www.brtapartments.com under the caption “Investor Relations - Financial Statements and SEC Filings.”

Non-GAAP Financial Measures:

BRT discloses FFO and AFFO because it believes that such metrics are widely recognized and appropriate measure of the performance of an equity REIT.

BRT computes FFO in accordance with the "White Paper on Funds from Operations" issued by the National Association of Real Estate Investment Trusts ("NAREIT") and NAREIT's related guidance. FFO is defined in the White Paper as net income (loss) (computed in accordance with generally accepting accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. In computing FFO, BRT does not add back to net income the amortization of costs in connection with its financing activities or depreciation of non-real estate assets. BRT computes AFFO by adjusting FFO for loss on extinguishment of debt; straight-line rent accruals; restricted stock and restricted stock unit expense and deferred mortgage costs (including its share of its unconsolidated joint ventures) and gain on insurance recovery. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of AFFO may vary from one REIT to another.

BRT believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, BRT believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. BRT also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operations as defined by GAAP. FFO and AFFO should not be considered to be an alternative to net income as a reliable measure of our operating performance; nor should FFO and AFFO be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

Forward Looking Information:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the apparent improvement in the economic environment and BRT’s ability to originate additional loans. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “apparent,” “experiencing” or similar expressions or variations thereof. Forward looking statements, including statements with respect to BRT’s multi-family property acquisition and ownership activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements. Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the section entitled “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2018 and in the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed thereafter.

Additional Information:

BRT is a real estate investment trust that owns, operates and develops multi-family properties. Interested parties are urged to review the Form 10-Q filed with the Securities and Exchange Commission for the quarter ended December 31, 2018 and the supplemental disclosures regarding the quarter on the investor relations section of the Company’s website at: http://brtapartments.com/investor_relations for further details. The Transition Report on Form 10-Q can also be linked through the “Investor Relations” section of BRT’s website. For additional information on BRT’s operations, activities and properties, please visit its website at www.brtapartments.com.

Contact: Investor Relations - (516) 466-3100

BRT APARTMENTS CORP.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021

Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTapartments.com

 [1] A description and reconciliation of non-GAAP financial measures to GAAP financial measures is presented later in this release.

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2018 (Unaudited)	September 30, 2018
ASSETS
Real estate properties, net of accumulated depreciation	$1,029,239	$1,020,874
Real estate loan	4,750	4,900
Cash and cash equivalents	32,428	27,360
Restricted cash	8,180	6,686
Deposits and escrows	21,268	24,458
Investments in unconsolidated joint ventures	19,758	20,078
Other assets	8,084	10,080
Real estate property held for sale	—	38,928
Real estate loan	$1,123,707	$1,153,364

LIABILITIES AND EQUITY
Mortgages payable, net of deferred costs	$771,817	$792,432
Junior subordinated notes, net of deferred costs	37,043	37,038
Accounts payable and accrued liabilities	24,487	27,409
Total Liabilities	833,347	856,879

Total BRT Apartments Corp. stockholders’ equity	198,775	197,987
Non-controlling interests	91,585	98,498
Total Equity	290,360	296,485
Total Liabilities and Equity	$1,123,707	$1,153,364

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended December 31,
	2018	2017
Revenues:
Rental and other revenues from real estate properties	$31,216	$28,162
Other income	223	187
Total revenues	31,439	28,349

Expenses:
Real estate operating expenses	15,224	13,347
Interest expense	8,946	7,980
General and administrative	2,476	2,303
Depreciation	10,192	8,648
Total expenses	36,838	32,278
Total revenue less total expenses	(5,399)	(3,929)
Equity in loss of unconsolidated joint ventures	(125)	(25)
Gain on sale of real estate	19,514	12,519
Gain on insurance recovery	1,585	—
Loss on extinguishment of debt	(207)	(257)
Income from continuing operations	15,368	8,308
Income tax provision	58	106
Net income from continuing operations, net of taxes	15,310	8,202
Net income attributable to non-controlling interests	(7,237)	(1851)
Net income attributable to common stockholders	$8,073	$6,351

Per share amounts attributable to common stockholders:
Basic	$0.51	$0.45
Diluted	$0.51	$0.45

Funds from operations - Note 1	$4,209	$3,039
Funds from operations per common share - diluted - Note 2	$0.26	$0.20

Adjusted funds from operations - Note 1	$3,563	$3,833
Adjusted funds from operations per common share - diluted -Note 2	$0.22	$0.26

Weighted average number of shares of common stock outstanding:
Basic	15,744,233	14,022,438
Diluted	15,944,233	14,222,438

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended December 31,
	2018	2017
Note 1:
Funds from operations is summarized in the following table:
GAAP Net income attributable to common stockholders	$8,073	$6,351
Add: depreciation of properties	10,192	8,648
Add: our share of depreciation in unconsolidated joint ventures	468	369
Deduct: gain on sale of real estate	(19,514)	(12,519)
Adjustments for non-controlling interests	4,990	190
NAREIT Funds from operations attributable to common stockholders	4,209	3,039

Adjustments for: straight-line rent accruals	(10)	(10)
Add: loss on extinguishment of debt	207	257
Add: amortization of restricted stock and restricted stock units	324	315
Add: amortization of deferred mortgage costs	177	359
Deduct gain on insurance recovery	(1,585)	—
Adjustments for non-controlling interests	241	$(127)
Adjusted funds from operations attributable to common stockholders	$3,563	$3,833

Note 2:
GAAP Net (loss) income attributable to common stockholders	$0.51	$0.45
Add: depreciation of properties	0.63	0.59
Add: our share of depreciation in unconsolidated joint ventures	0.03	0.02
Deduct: gain on sale of real estate	(1.22)	(0.88)
Adjustment for non-controlling interests	0.31	0.02
NAREIT Funds from operations per common stock basic and diluted	0.26	0.20

Adjustments for: straight line rent accruals	—	—
Add: loss on extinguishment of debt	0.01	0.02
Add: amortization of restricted stock and restricted stock units	0.02	0.02
Add: amortization of deferred mortgage costs	0.01	0.03
Deduct gain on insurance recovery	(0.10)	—
Adjustments for non-controlling interests	0.02	(0.01)
Adjusted funds from operations per common stock basic and diluted	$0.22	$0.26